                                   EXHIBIT 99(c)(5)

                                    June 11, 1999





Michael F. Bosworth
Orcad, Inc.
9300 S.W. Nimbus
Beaverton, OR 97008

     Re:  Letter Agreement Regarding Terms of Employment

Dear Mr. Bosworth:

     We are very pleased to offer you employment as Senior Vice President of the Design Productivity Group, and Corporate Vice President with Cadence Design Systems, Inc. ("Cadence") following the merger of Orcad, Inc. with a wholly owned subsidiary of Cadence (the "Merger"). In the context of the proposed purchase of Orcad, Inc. by Cadence, this letter sets forth the terms of our offer of employment to you as well as other related matters for your approval and signature. This offer will become effective upon consummation of the Merger. At that time (assuming you have signed this offer letter), in addition to becoming an employee of Cadence, you will be exchanging your stock options in Orcad, Inc. for stock options in Cadence. This offer of employment is conditioned upon consummation of the Merger.

     1. Your base salary as a full-time employee will be $250,000 per year, paid semi-monthly in accordance with Cadence's normal payroll practices.

     2. While a full-time employee, you will be eligible for an annual bonus of 50% of your annual base salary. Actual payment is based on company performance and your individual achievements. The bonus payment is paid during the first 45 days of the first quarter of the fiscal year following the fiscal year in which the bonus is earned. You must be a full-time employee through the payout date to be eligible for a pro-rata portion of your annual bonus. Your eligibility for a bonus will be determined according to the applicable bonus plan.

     3. You will be granted a nonqualified stock option for 100,000 shares of Cadence Common Stock. This option will vest as to 20% of the shares on the first anniversary of your employment with Cadence and monthly thereafter for forty-eight months on the last day of each month during your employment. Options will be granted by the Compensation Committee shortly after the consummation of the Merger, at the average of the high and low market price of Cadence's Common Stock on the date of grant.

     4. While you are a full-time employee, you will receive benefits comparable in the aggregate to the health and other benefits that are generally available to the rest of Cadence's full-time U.S. based employees (provided, of course, you meet the standard eligibility requirements for such benefits) for purposes of benefits, your service date with Cadence will be calculated

Michael F. Bosworth
June 11, 1999
Page 2

based on your first date of employment with Orcad, Inc. or its predecessor. Further, if you earned a sabbatical while employed with Orcad, Inc., you will be provided the opportunity to take that sabbatical while employed by Cadence.

     5. As part of this offer of employment, Cadence agrees that if you are employed by Cadence at the end of the first day following the consummation of the Merger, you will receive an initial retention bonus of $125,000.00. Cadence further agrees that if you remain employed by Cadence through the one-year anniversary of the consummation of the Merger, you will receive an additional retention bonus in the amount of $375,000.00.

     6. Should your employment be terminated without cause at any time during the one (1) year following the consummation of the Merger (the "Term"), Cadence will pay you your base salary and target bonus and the balance of the retention bonus as outlined in paragraph 5 above for the remaining period of the Term. However, if you are terminated for cause,(1) or if you resign, the obligation of Cadence to provide you with salary or stock vesting or bonus shall immediately end. Further, regardless of the reason for your termination of employment, on the date of your termination, your other employee benefits will terminate. Your employment relationship with Cadence will be at-will. That is, Cadence may terminate your employment with Cadence at any time and you may terminate your employment with Cadence at any time with or without cause, for any reason or for no reason, with or without notice. If Cadence terminates your employment without cause after the end of the Term, you shall be entitled to receive base salary earned but unpaid through the date of termination. You also have the opportunity to receive benefits and payments provided by Cadence's Severance Plan in effect at that time. If your employment is terminated as a result of death or disability, you will be entitled to receive only base salary earned but unpaid through the date of termination, and Cadence will be required to make no other payment by way of salary, bonus or other compensation or damages of any kind.


-------------------------------------

(1) You shall be considered to have been terminated with "cause" if your employment is terminated for (a) any gross misconduct or fraud in the performance of your employment, (b) your conviction or guilty plea with respect to any felony (except for motor vehicle violations), (c) your material breach of the Noncompetition Agreement, or the Proprietary Information and Inventions Agreement, after written notice delivered to you of such breach and a reasonable opportunity to cure such breach, (d) your failure to perform your duties satisfactorily after receipt of written warning and after a reasonable opportunity to cure and after a thorough review by the Group Director of Human Resources for the Systems Division and the Sr. Vice President of Employment and Workplace Services, or (e) engaging in conduct which is injurious to Orcad, Inc. or Cadence.

Michael F. Bosworth
June 11, 1999
Page 3

     7. This agreement supersedes the Employment Agreement between you and Orcad, Inc., dated September 17, 1998 and, upon your acceptance of this offer of employment, that Employment Agreement shall be null and void.

     8. You must sign an Employee Proprietary Information and Inventions Agreement, a copy of which is attached for your signature, in order to become an Employee of Cadence. Additionally, in connection with the acquisition and as a condition both the acquisition and of this offer of employment, you must execute the Noncompetition Agreement attached hereto.

     9. Payments of salary and other compensations will be subject to customary withholding and other taxes.

     10. In accordance with the Immigration Reform and Control Act of 1986, you must be a United States citizen, or have authorization to work in the United States. In either case, verification of your right to work is required within seventy-two hours of employment.

     11. This agreement shall be governed by the laws of the State of California.

     We are excited about the potential represented by the Merger and we are pleased you will be joining us as a key part of the new team.


                              Sincerely,

                              CADENCE DESIGN SYSTEMS, INC.

                              /s/ Ron Kirchenbauer

                              Ron Kirchenbauer
                              Senior Vice President of Employee Workplace
                              Services


Acknowledged and agreed:


/s/ Michael F. Bosworth
----------------------------
Michael F. Bosworth

Date: June 14, 1999


Enclosures

                                   EXHIBIT 99(c)(5)

                               NONCOMPETITION AGREEMENT

     THIS NONCOMPETTION AGREEMENT is being executed and delivered as of June 14, 1999 by Michael F. Bosworth ("Stockholder") in favor of and for the benefit of CADENCE DESIGN SYSTEMS, INC., a Delaware corporation ("Parent"), and ORCAD, INC., a Delaware corporation (the "Corporation").

                                       RECITALS

     A. As an employee and stockholder of the Corporation, Stockholder has obtained and will obtain extensive and valuable knowledge and information concerning the business of the Corporation (including confidential information relating to the Corporation and its operations, assets, contracts, customers, personnel, plans and prospects).

     B. Contemporaneously with the execution and delivery of this Noncompetition Agreement, the Corporation is entering into an Agreement and Plan of Merger with Parent and a subsidiary of Parent (the "Reorganization Agreement"), which provides (subject to the conditions set forth therein) for the merger of Parent's subsidiary into the Corporation with the Corporation as the surviving corporation (the "Merger"). As a result of the Merger, the Corporation will become a wholly-owned subsidiary of Parent, and Stockholder will receive options for shares of common stock of Parent in exchange for Stockholder's options for shares of common stock of the Corporation.

     C. It is also contemplated that, on the date that the Merger becomes effective (the "Effective Time"), Stockholder will become an employee of Parent and, as such, will obtain extensive and valuable knowledge and information concerning the business of Parent (including confidential information and relating to Parent and its operations, assets, contracts, customers, personnel, plans and prospects).

     In connection with the Merger and as a condition to entering into the Reorganization Agreement and consummating the Merger, and to more fully secure unto Parent the benefits of the Merger, Parent has requested that Stockholder enter into this Noncompetition Agreement; and Stockholder is entering into this Noncompetition Agreement in order to induce Parent to enter into the Reorganization Agreement and consummate the Merger.

     E. Both Parent and the Corporation have conducted, are conducting and will continue to conduct their respective businesses on a worldwide basis.

                                      AGREEMENT

     In order to induce Parent to enter into the Reorganization Agreement and consummate the Merger, and in consideration of the issuance and delivery to Stockholder of options for shares of common stock of Parent pursuant to the Reorganization Agreement, Stockholder agrees as follows:

     1. ACKNOWLEDGMENTS BY STOCKHOLDER. Stockholder acknowledges that the promises and restrictive covenants that Stockholder is providing in this Noncompetition Agreement are reasonable and necessary to the protection of Parent's business and Parent's legitimate interests in its acquisition of the Corporation (including the Corporation's goodwill) pursuant to the Reorganization Agreement. Stockholder acknowledges that, in connection with the consummation of the Merger, all of Stockholder's options for shares of common stock of the Corporation will be exchanged for options for shares of common stock of Parent.

     2. NONCOMPETITION. Stockholder agrees that he will not, except with the express prior written consent of the Parent, during the period from the date hereof through twelve months following the termination of his employment, voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons not now parties to this Noncompetition Agreement, or as a partner, stockholder, director, officer, principal, agent, employee or in any other capacity or relationship, for his own account or for the benefit of any other person:

          (a) engage in software development or services in the areas of FPGA design and printed circuit board design;

          (b) be or become an officer, director, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, any person or entity that engages in software development or services focused primarily on FPGA design and printed circuit board design; or

          (c) provide any service (as an employee, consultant or otherwise), support, product or technology to any person or entity, if such service, support, product or technology involves or relates to software development or services in the areas of FPGA design and printed circuit board design; or

          (d) permit his name to be used in connection with a business that competes with Parent or Corporation:

PROVIDED, HOWEVER, that nothing in this Section 2 shall prevent Stockholder from owning as a passive investment less than 5% of the outstanding shares of the capital stock of a publicly-held corporation if (A) such shares are actively traded on an established national securities market in the United States and (B) Stockholder is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation. Under this Noncompetition Agreement,

Stockholder's employment with Parent shall be deemed to terminate at such time that Stockholder is neither a full-time nor a part-time employee of Parent.

     3. NONSOLICITATION. Stockholder further agrees that, during your employment, and for one year following Stockholder's termination of employment with Parent, Stockholder will not and Stockholder will not permit any of his affiliates to:

          (a) personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Stockholder's own behalf or on behalf of any other person or entity) anyone who is employed at that time, or was employed during the previous six (6) months, by the Corporation, Parent or any of Parent's subsidiaries to leave his or her employment with the Corporation, Parent or any of Parent's subsidiaries; or

          (b) personally or through others, use any trade secret or proprietary information of Parent or Corporation or any other improper means to interfere or attempt to interfere with the relationship or prospective relationship of the Corporation, Parent or any of Parent's subsidiaries with any person or entity that is, was or is expected to become a customer or client of the Corporation, Parent or any of Parent's subsidiaries; or

          (c) solicit the business of any client or customer of the Corporation, Parent or any of Parent's subsidiaries (other than on behalf of the Parent).

     4. INDEPENDENCE OF OBLIGATIONS. The covenants and obligations of Stockholder set forth in this Noncompetition Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Corporation or Parent, on the other.

     5. SPECIFIC PERFORMANCE. Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Noncompetition Agreement, Parent and the Corporation shall be entitled (in addition to any other remedy that may be available by law to them) to the extent permitted by applicable law (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other person or entity shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

     6. NON-EXCLUSIVITY. The rights and remedies of Parent and the Corporation hereunder are not exclusive of or limited by any other rights or remedies which Parent or the Corporation may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and the Corporation hereunder, and the obligations and liabilities of Stockholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Noncompetition Agreement does not limit Stockholder's obligations or the rights of Parent or the Corporation (or any affiliate of Parent or the Corporation) under the terms of (a) the

Employment Agreement of even date herewith between Stockholder and Parent;
(b) the Proprietary Information and Inventions Agreement between Stockholder and the Parent; (c) the Reorganization Agreement; or (d) the terms of any other agreement between Stockholder and Parent or the Corporation or any affiliate of Parent or the Corporation.

     7. NOTICES. Any notice or other communication required or permitted to be delivered to Stockholder, the Corporation or Parent under this Noncompetition Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice delivered in accordance with this Section 7):

     IF TO THE CORPORATION:   Orcad, Inc.
                              9300 S.W. Nimbus
                              Beaverton, OR 97008

     IF TO PARENT:            Cadence Design Systems, Inc.,
                              2655 Seely Road
                              San Jose, CA  95134
                              Attention:
                              Facsimile No.:

     IF TO STOCKHOLDER:       Michael F. Bosworth
                              118 North Shore Circle
                              Lake Oswego, OR  97034



     8. SEVERABILITY. If any provision of the Noncompetition Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability or such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Noncompetition Agreement is separable from every other part of such provision.

     9. GOVERNING LAW. This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

     10. WAIVER. No failure on the part of Parent or the Corporation to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of Parent or the Corporation in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent nor the Corporation shall be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     11. CAPTIONS. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

     12. FURTHER ASSURANCES. Stockholder shall execute and/or cause to be delivered to the Corporation and Parent such instruments and other documents and shall take such other actions as Corporation and Parent may reasonably request to effectuate the intent and purposes of this Noncompetition Agreement.

     13. ENTIRE AGREEMENT. This Noncompetition Agreement, the Stockholder's offer letter and the Employee Proprietary Information and Inventions Agreement, and the other agreements referred to herein set forth the entire understanding of Stockholder, the Corporation and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between any of such parties relating to the subject matter hereof and thereof.

     14. AMENDMENTS. This Noncompetition Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

     15. ASSIGNMENT. This Noncompetition Agreement and all obligations hereunder are personal to Stockholder and may not be transferred or assigned by Stockholder at any time. Either Parent or the Corporation may assign its rights under this Noncompetition Agreement in whole or in part, without the consent or approval of the Stockholder or any other person or entity, in connection with (A) the sale of Parent or the Corporation, or (B) the sale or other transfer of all or a substantial part of the assets or business of the Parent or the Corporation.

     16. ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against any party to this Noncompetition Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     17. EFFECTIVE DATE. This Noncompetition Agreement shall become effective upon the effective time of the merger contemplated by the Reorganization Agreement (the "Effective Time").

     18. BINDING NATURE. Subject to Section 16, this Noncompetition Agreement will be binding upon Stockholder and Stockholder's representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Parent and the Corporation and their respective successors and assigns.

     IN WITNESS WHEREOF, the undersigned has executed this Noncompetition Agreement as of the date first above written.


                                   /s/  Michael F. Bosworth
                             -----------------------------------------------
                                        Michael F. Bosworth

                                     FORM OF:
                            CADENCE DESIGN SYSTEMS, INC.

            EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
 (to be signed in conjunction with Non Competition Agreement and Offer Letter)

     In consideration of my employment or continued employment by Cadence Design Systems, Inc. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.   NONDISCLOSURE

     1.1 RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

     1.2 PROPRIETARY INFORMATION. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of, or acquired by, the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) information relating to products, processes, know-how, designs, drawings, concepts, test data, formulas, methods, compositions, ideas, algorithms, techniques, developmental or experimental work, improvements and discoveries, (hereinafter collectively referred to as "Inventions"); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

     1.3 THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

     1.4 NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS AND OTHERS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to my former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.   ASSIGNMENT OF INVENTIONS

     2.1 PROPRIETARY RIGHTS. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

     2.2 PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention(s) would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention(s) in Exhibit B, but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason.
 A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

     2.3 ASSIGNMENT OF INVENTIONS. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

     2.4 NONASSIGNABLE INVENTIONS. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

     2.5 OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for one (1) year after termination of my employment with the company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others, particularly if I leave the Company and become employed by a competitor of the Company, or if I commercialize an idea that the Company decided not to pursue. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf during my employment or within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870. For one (1) year following my termination of employment any and all patent applications filed by me or by a third party based on my work will be presumed to be owned by the Company. I can rebut this presumption by providing evidence sufficient to establish ownership by the party applying for the patent.

     2.6 GOVERNMENT OR THIRD PARTY. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

     2.7 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C. Section 101).

     2.8 ENFORCEMENT OF PROPRIETARY RIGHTS. During and after my employment with the Company, I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

     In the event the Company is unable for any reason, after reasonable effort to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.

5. AT-WILL EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate the employment relationship at any time, for any reason, with or without cause, and with or without notice. I understand that, other than the Company's Senior Vice President of Human Resources, no manager, supervisor, employee or any other representative or agent of the Company has the authority to enter into an agreement to the contrary. I further understand that an agreement to the contrary by the Senior Vice President of Human Resources is not valid unless it is in writing.

6. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement, and of my duties as an employee of the Company, does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7. RETURN OF COMPANY DOCUMENTS AND PROPERTY. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notebooks, notes, memoranda, source code, specifications, devices, formulas, records, manuals, reports and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company, that is within my possession, custody or control. Further, upon termination of employment I also will return any and all Company property or equipment in my possession, custody or control. Prior to leaving, I will cooperate with the Company in completing and signing the Company's agreement regarding termination.

8. NON-PRIVATE NATURE OF COMPANY PROPERTY. I understand that I have no expectation of privacy in the voicemail and electronic mail provided to me by the Company or in any property situated on the Company's premises and/or owned by the Company, including disks and other storage media, filing cabinets or other work areas. I further understand that such property, including voicemail and electronic mail, is subject to inspection by Company personnel at any time.

9. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

10. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

11.  GENERAL PROVISIONS.

     11.1 GOVERNING LAWS, CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

     11.2 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     11.3 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

     11.4 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a wavier of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

     11.5 ENTIRE AGREEMENT. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions between us, except that the Noncompetition Agreement, Cadence Code of Conduct, and my offer letter, all of which I signed, are incorporated herein. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

     This Agreement shall be effective as of the first day of my employment with the Company, namely: _____________, 19___.

     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.


Dated:
      ---------------------------------------------

Signature
---------------------------------------------------
(Printed Name)



ACCEPTED AND AGREED TO:

CADENCE DESIGN SYSTEMS, INC.

By:
   -----------------------------------------------
Title:
      --------------------------------------------
Date:
     ---------------------------------------------

                                       EXHIBIT A
                            LIMITED EXCLUSION NOTIFICATION

     THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

     (1) Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

     (2)  Result from any work performed by you for the Company.

     To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

     This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

     I ACKNOWLEDGE RECEIPT of a copy of this notification.

                                     By:
                                           ------------------------------------
                                           (printed name of employee)

                                     Date:
                                           ------------------------------------

WITNESSED BY:

------------------------------------------
(printed name of representative)

Dated:
       -----------------------------------

                                      EXHIBIT B

TO:       Cadence Design Systems, Inc.

FROM:
          ----------------------------------------------

DATE:
          ----------------------------------------------

SUBJECT:  Previous Inventions

     1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Cadence Design Systems, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

     / /  No inventions or improvements.

     / /  See below:

          ____________________________________________________________

          ____________________________________________________________

          ____________________________________________________________

     / /  Additional sheets attached.

     2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies);


     Invention or Improvement      Party(ies)          Relationship
1.   ________________________     ____________     ______________________

2.   ________________________     ____________     ______________________

3.   ________________________     ____________     ______________________


/ /  Additional sheets attached.





                                       B-1